EXHIBIT 4.10

FR:1792512.3

[Non-binding Translation from German]

The Contracting Parties

GRACE GmbH & Co. KG
In der Hollerhecke 1

67547 Worms

as seller of receivables (hereinafter referred to as the Premium Client)

client number: 2006/207

and

Coface Finanz GmbH
Isaac-Fulda-Allee 5

55124 Mainz

as purchaser of receivables (hereinafter referred to as CF)

Special Provisions:

The subject-matter of this Contract is the revolving purchase of trade receivables owed to Grace GmbH & Co. KG in Worms by the debtors (Customers) specified in Schedule 1 a).

The list of Customers may be expanded or restricted if so requested by the Premium Client at any time.  At the beginning of the contractual relationship, the Premium Client and CF therefore determined the Premium Client’s customers from among which the Premium Client may select the Customers.  These customers are listed in Schedule 1 b).  The Premium Client will apply for changes regarding the Customers by providing the new list of Customers to CF; such changes will be subject to a limit stipulated by CF.  The Premium Client will offer to CF all outstanding receivables due from the designated Customers.

Premium Large Accounts Financing: Contract                                                                                           Page 1 of 25

Page 2 of the Contract (Term Sheet)
I.	Basic information

	a) Maximum aggregate amount The maximum aggregate amount of the receivables to be purchased, less that part of the purchase price which is to be retained, is	50 million EUROS (EUR 50,000,000.00) The average exposure should be at least EUR 25,000,000.00.

	b) Selected debtors	As set out in Schedule 1

	c) Delcredere insurance (Clause 10)	not applicable

	d) Debtors’ registered offices (countries)	not applicable

	e) Approved credit insurer	not applicable

	f) Contract number(s) of the approved credit insurer	not applicable

	g) Maximum credit period (Clause 3.2 b)	90-180 days

	h) Purchase of existing receivables (Clause 3.7)	Yes

	i) Maximum credit period for purchase of existing receivables (Clause 3.7)	30 days

	j) Reminder procedure (Clause 14.1)	In accordance with the established reminder practice of the Premium Client
	k) Balance settlement procedure (description of procedure for PLAF clients)	Yes

	l) Aggregated first loss	not applicable

	m) Commencement and end of the Contract (Clause 27.1)	The Contract will commence on 1 Jan. 2007 and will end no earlier than on 31 Dec. 2009.
	n) Purchase price retention (Clause 6)	10%

II.	Up-front fees (one-off payment)

	o) Structuring / Due diligence	EUR 50,000.00

III.	Ongoing fees

	p) For financing	All-in margin: 3-month EURIBOR +0.97%

	q) Special audits (Clauses 8.2, 24.3)	EUR 5,000.00 per special audit

	r) Minimum fee	EUR 175,000.00 per contractual year (calculated by reference to the margin in accordance with No. III p)

Premium Large Accounts Financing: Contract                                                                                                       Page 2 of 25

Page 3 of the Contract (Covenant Agreement)

I. Preamble

In view of the magnitude of the commitment, it has been agreed to define clear quality guidelines within which the commitment is to remain.  In addition, the economic development of the Premium Client is of material significance for the assessment of its creditworthiness by CF.

This Covenant Agreement relates to the individual accounts of the Premium Client prepared in accordance with the German Commercial Code (Handelsgesetzbuch; HGB).  For the avoidance of doubt, it is understood that this Covenant Agreement represents only part of the risk assessment relating to the Premium Client and is therefore not conclusive.  The risk assessment in particular also depends on the performance of contractual obligations to suppliers, the debtors’ structure, the structure of the receivables portfolio and the extent of delcredere cases.

II. Covenants

The Premium Client undertakes for the term of this Contract to comply with the following financial covenants, each as at the balance sheet date of the individual accounts of the Premium Client:

The liable equity of the Premium Client is at least 40% of the balance sheet total.

The above key figure will be calculated by the Premium Client using the following calculation scheme:

	Equity	Balance sheet total

	Capital shares	Balance sheet total according to individual accounts

—	Outstanding contributions

—	Goodwill	Goodwill

+/—	Liabilities/receivables due to/from Grace Holding GmbH	Receivables due from Grace Holding GmbH or partner(s)

+	Liabilities due to affiliated companies (remaining term > 5 years)

+	Capital reserves

Premium Large Accounts Financing: Contract                                                                                                       Page 3 of 25

+/-	Liabilities/receivables due to/from partner(s)

+/—	Net profit/loss for the year

+/—	Cumulative profit/loss

=	Liable equity	=	Balance sheet total

Calculation of the equity ratio:

Equity * 100
Balance sheet total

The calculation is to be based on the Premium Client’s audited individual annual accounts for the relevant financial year, using the same accounting and valuation methods as in the previous years.

The Premium Client will evidence compliance with the above financial covenants on an annual basis by presenting the audited annual accounts and will confirm such compliance in writing.  The relevant documents shall be submitted to CF without a request having to be made and without delay (unverzüglich) after being prepared, but no later than by 30 June of the respective following year, and shall always be prepared using the same accounting and valuation method.

The Premium Client further undertakes for the term of this Contract

-                    to inform CF promptly and continuously about the progress of the Chapter 11 proceedings relating to its US parent company by providing the quarterly reports (so-called “10q filings”) and annual reports (so-called “10k filings”) to CF.  Should the Chapter 11 proceedings be expanded to include further Group companies, the Premium Client shall notify CF thereof without delay.

-                    as regards the agreement of other terms and conditions (in particular financial covenants relating to compliance with certain key figures and/or the maintenance of a certain economic and financial situation), not to place CF in a worse position than any other financing partner.

-                    to notify CF without delay of any present and future agreements on financial covenants with other credit institutions and not to place these credit institutions in a better position with respect to the agreement of, and compliance with, financial covenants than CF.  Should the Premium Client wish to agree financial covenants with other credit institutions which would place these credit institutions in a better position than CF, it will offer to CF to conclude a supplementary agreement under which CF is placed in the same position with regard to the financial covenants as the other credit institutions.

-                    to notify CF in future without delay of any purchase of companies by the German Grace partial group that leads to a material change in the balance sheet structure.

Premium Large Accounts Financing: Contract                                                                                                       Page 4 of 25

In the event that the Premium Client fails to comply with the obligations set out above and/or the financial covenants agreed above, or in the event that the Premium Client fails to confirm compliance with the financial covenants in good time by presenting the corresponding documents, CF will fix a period of 30 days during which the Premium Client may cure such breach of contract.  If the fixed period has expired without a result, CF shall first be entitled to demand that the Premium Client create or enhance bankable security in order to secure the claims of CF under this Contract.  This shall not affect any further rights to which CF is entitled under this Contract or any other agreement.

III. Obligations to provide information

The Premium Client shall regularly evidence compliance with the financial covenants to CF.  CF shall be informed without delay of any breach or any facts or circumstances endangering compliance.  To evidence compliance, the following documents shall be presented to CF:

•                  Quarterly financial reports, notification of the attainment of targets in accordance with Schedule 2.

•                  Audited annual accounts including auditors’ reports on the Group accounts.

During the term of the PLAF Contract, the Premium Client will retain the accounting and valuation methods used immediately prior to the conclusion of the PLAF Contract.  The documents to be submitted must be prepared in accordance with the same principles as the Group accounts; in the event of deviation from these principles, a document shall be submitted which explains in detail each different bookkeeping and accounting approach and its effects.  All financial information will be prepared in the German or English language at the Premium Client’s option and must be confirmed by the Premium Client to be correct and complete.

If different accounting and valuation methods are used in the preparation of future annual accounts, the Premium Client shall notify CF of these differences when presenting the annual accounts and explain them in detail.  CF may request the key financial figures to be adjusted by mutual agreement such that compliance with the adjusted key financial figures reflects the same economic situation with the use of the amended accounting and valuation methods as would compliance with the key financial figures applicable up to that time if the previous accounting and valuation methods had been used.

IV. Legal consequences

The Premium Client and CF agree that an increased risk assessment in respect of the Premium Client is justified if the requirements relating to the Premium Client’s economic situation agreed above are breached.

In this case, CF is entitled to reduce the maximum aggregate amount for the duration of the non-compliance with the financial requirements according to the scale set out below:

1. Adjustment of the maximum aggregate amount

a. In the event of breach of any of the agreed key financial figures stipulated in Clause II of this agreement by an amount of up to (and including) 10% of the relevant target figure, CF is entitled to reduce the maximum aggregate amount by up to 20% of this maximum aggregate amount without having to notify the Premium Client.

Premium Large Accounts Financing: Contract                                                                                                       Page 5 of 25

b. In the event of breach of one of the agreed key financial figures stipulated in Clause II of this agreement by an amount of more than 10% of the relevant target figure, CF is entitled to reduce the maximum aggregate amount by up to 50% of this maximum aggregate amount without having to notify the Premium Client.

c. In the event of breach of one of the agreed key financial figures stipulated in Clause II of this agreement by an amount of more than 20% of the relevant target figure, CF is entitled to reduce the maximum aggregate amount to zero.

The Premium Client will have the possibility to cure breaches of key financial figures stipulated in Clause II of this agreement within 30 days.  CF waives any adjustments under Clause IV (1) within this period.

2.     Right of extraordinary termination

In addition, in the event of any breach of one of the agreed key financial figures, CF has a right of extraordinary termination for good cause (aus wichtigem Grund) vis-à-vis the Premium Client.  The Premium Client’s legitimate interests will be safeguarded in this context by a notice period of 1 month before the end of a month during which the Premium Client will have the possibility to cure the breach of the financial covenants.

After the end of the notice period, the Premium Client will also have a right of extraordinary termination which will release it from all obligations under this Contract.  Should the charges paid in accordance with Page 2 No. III. p) in the relevant contractual year be lower than the minimum fee set out on Page 2, No. III. r. at the relevant time, the Premium Client shall pay to CF the difference between the agreed minimum fee set out on Page 2, No. III. r., and the charges already paid.

3.     Amendment of terms and conditions

In the event of a breach of covenants agreed herein, CF may, at its option and in agreement with the Premium Client, amend the agreed terms and conditions.  Should agreement on the amendment of terms and conditions not be reached within a period of one month, the parties are entitled to extraordinary termination of this Contract.

IV. Improvement in economic key figures

Should the Premium Client’s receivables portfolio increase due to its positive economic development, CF will examine the possibility to increase the maximum aggregate amount.  The maximum aggregate amount will only be increased with the prior consent of the competent bodies of CF.

Premium Large Accounts Financing: Contract                                                                                                       Page 6 of 25

PLAF Contract

Contents

1.	Basic principle.............................................................................................................................................................	9

2.	Purchase offer, invoice copies.....................................................................................................................................	9

3.	Acceptance..................................................................................................................................................................	9

4.	Assignment..................................................................................................................................................................	10

5.	Purchase price.............................................................................................................................................................	11

6.	Purchase price retention..............................................................................................................................................	11

7.	Covenants....................................................................................................................................................................	12

8.	Reimbursement of expenses, minimum fee................................................................................................................	12

9.	Warranty......................................................................................................................................................................	12

10.	Risk of a Customer’s insolvency (“delcredere case”).................................................................................................	13

11.	Limit............................................................................................................................................................................	14

12.	CF’s duty of notification, monthly accounts, approval by silence..............................................................................	14

13.	Accounts receivable bookkeeping...............................................................................................................................	15

14.	Reminder procedure, cash collection..........................................................................................................................	16

15.	Fiduciary relationship, Customer payments................................................................................................................	16

16.	Security........................................................................................................................................................................	17

17.	Accessory obligations.................................................................................................................................................	17

18.	Realisation of security.................................................................................................................................................	18

19.	Enhancement of security.............................................................................................................................................	19

20.	Rights of lien...............................................................................................................................................................	19

21.	Fiduciary relationship in the case of non-assignable receivables...............................................................................	20

22.	Undisclosed assignment, information to Customers...................................................................................................	20

23.	Obligation on form of contract....................................................................................................................................	20

24.	Obligations to provide information, right of examination..........................................................................................	21

Premium Large Accounts Financing: Contract                                                                                                       Page 7 of 25

25.	Assignability of claims against CF..............................................................................................................................	22

26.	Unity of account, joint and several liability................................................................................................................	23

27.	Commencement and end of the Contract....................................................................................................................	23

28.	Termination for good cause.........................................................................................................................................	24

29.	Other integral parts of this Contract............................................................................................................................	24

30.	Place of performance and place of jurisdiction...........................................................................................................	24

31.	Applicable law.............................................................................................................................................................	24

32.	Severability..................................................................................................................................................................	24

Premium Large Accounts Financing: Contract                                                                                                       Page 8 of 25

1.              Basic principle

CF will purchase the receivables owed to the Premium Client by its Customers in accordance with this PLAF Contract.  The Premium Client’s claims vis-à-vis CF and the resulting payments will not serve as security for credits granted to the Premium Client by third parties, but will be at the free disposal of the Premium Client, enabling it to fulfil its liabilities towards suppliers as a matter of priority using the advantages of immediate payment.  The decision of CF to purchase the receivables depends essentially on the information provided by the Premium Client with regard to the receivables and Customers.  The correctness and reliability of this information are therefore of decisive importance.  This Contract establishes a good faith relationship which is intended for the long term.

2.              Purchase offer, invoice copies

2.1                       The Premium Client will offer to CF all present and future trade receivables from Customers.  The offer will be made by submission of an open item list, a list of availability and a break-down by age at least twice per month.

2.2                       The Premium Client will administer invoice and credit note copies as a trustee for CF and is obliged to pass corresponding copies to CF at its request.  These copies must clearly state the Customer, the reason for the receivable, the amount of the receivable and the due date.  The Premium Client may only offer receivables the original invoice copies of which have been received by the Customer and for which the consideration has been performed in full and without any defects.

3.              Acceptance

3.1                       The agreement on the purchase of the individual receivable will come into existence upon the acceptance declaration by CF.  Acceptance will be declared by booking the receivable into the Premium Client’s receivables purchase account, without the Premium Client having to be notified of the booking.

3.2                       CF undertakes to purchase each receivable in the invoice order as soon as the receivable complies with the following requirements:

a.               The receivable is within the limit defined for the individual Customer and the maximum aggregate amount agreed for the Premium Client in total.  To the extent these requirements are only met in part, CF undertakes to purchase that part of the receivable which falls within the limit and the maximum aggregate amount.

b.              The Customer is not granted a longer payment period than the maximum payment period stipulated on Page 2 of this PLAF Contract.

c.               The receivable exists, is free from any objections and defences (frei von Einwendungen und Einreden), is assignable and is not encumbered by any third-party rights.

Premium Large Accounts Financing: Contract                                                                                                       Page 9 of 25

d.              The receivable is not owed by an affiliated company (verbundenes Unternehmen).  Affiliated companies of the Premium Client are companies which hold a direct or indirect interest in the Premium Client or in which the Premium Client holds a direct or indirect interest or whose shareholders/partners are directly or indirectly identical to the partners of the Premium Client or whose authorised representatives are identical to at least some of the authorised representatives of the Premium Client.

e.               The information on the invoices is provided to CF twice in the month after the invoice dates.

3.3                       When calculating the extent to which the maximum aggregate amount has been utilised (Page 2, No. I a), all amounts paid for outstanding receivables from all of the Premium Client’s Customers must be taken into account.

3.4                       CF is also entitled to purchase receivables which do not meet the requirements stipulated in Clause 3.2.  CF will become obliged to purchase a receivable if a receivable which is initially not purchased meets the requirements stipulated in Clause 3.2 at a later time (carry-back procedure).  If there is more than one such receivable, the purchase will be made in the order of invoice dates.

3.5                       The purchase obligation of CF stipulated in Clause 3.2 and Clause 3.3 will lapse if CF has good reason to believe that the Premium Client has failed to fulfil its obligations towards suppliers with retention of title.

3.6                       CF will book receivables it does not purchase after receipt of information on the receivable into a special account of the Premium Client.  These receivables will remain on offer for purchase by CF at any time.  The Premium Client may, however, set a time limit of 10 days in writing for CF to accept the offer to purchase such receivables; in this case, acceptance must be declared by notification that such receivables have been booked into the receivables account.  If the fixed period expires without acceptance, the offer for sale will lapse.

3.7                       At the commencement of the Contract, CF declares that it is prepared to purchase existing receivables insofar as these are not older than 90 days and do not fall due for payment later than within the time period stipulated on Page 2 of this PLAF Contract.

4.              Assignment

4.1                       The Premium Client hereby assigns all existing and future trade receivables from its Customers to CF subject to the condition precedent that the relevant receivable is purchased by CF.  CF hereby accepts this assignment.  Upon acceptance of the offer for sale, CF therefore will concurrently become the owner of the purchased receivable.  If only part of a receivable is purchased, only this part will be assigned.

Premium Large Accounts Financing: Contract                                                                                                       Page 10 of 25

4.2                       If CF initially does not purchase the receivable offered to it for purchase by the Premium Client (identification by booking into the special account), the Premium Client hereby assigns this receivable to CF as security for all of CF’s claims against the Premium Client arising from the business relationship with the Premium Client.  CF hereby accepts this assignment.  The Premium Client also assigns such claims to CF which arise between the offer dates stipulated in Clause 2.1.

4.3                       All receivables which the Premium Client has assigned or will assign to suppliers in the context of an extended retention of title are excluded from the assignment under Clause 4.2 (partial waiver in rem (dingliche Teilverzichtsklausel)).  To the extent it has the authority to do so, the Premium Client authorises CF to collect these receivables in its own name and for a third-party account.

4.4                       Should the extended retention of title of a receivable referred to in Clause 4.3 subsequently lapse, such receivable will be assigned under Clause 4.2.

Should CF subsequently purchase a receivable pursuant to Clause 3.4 or Clause 3.7, the assignment under Clause 4.2 or the collection authorisation under Clause 4.2 will lapse, and the receivable will be assigned under Clause 4.1.

5.              Purchase price

5.1                       The purchase price to be paid by CF shall correspond to the amount of the purchased receivable, less bonuses and prompt payment discounts and less the ongoing fees set out on Page 2, No. III p).  The ongoing fees set out on Page 2, No. III p) will be calculated with respect to the part of the purchase price paid to the Premium Client for the period from the payment until the settlement of the receivable by the Customer or the occurrence of the delcredere event (Clause 10).

5.2                       The purchase price, less the purchase price retention (cf. Clause 6), will be due immediately upon the purchase of the receivable.  The purchase price retention will be due for payment once the customer has paid the purchased receivable to CF in full and such payment has reached CF or the delcredere case has occurred (Clause 10).

6.              Purchase price retention

6.1                       The purchase price retention set out on Page 2 will serve as security for CF in respect of any claims which CF may have against the Premium Client.  CF is also entitled to increase the purchase price retention above the agreed amount if and insofar as facts, according to CF’s reasonable judgment, justify the concern that

f.                 the Premium Client will not meet its obligations to CF, in particular because a sustained deterioration of the Premium Client’s creditworthiness or of security provided by the Premium Client is to be presumed;

Premium Large Accounts Financing: Contract                                                                                                       Page 11 of 25

g.              the purchase price retention applicable up to that time is insufficient to cover the average legitimate reductions in the receivables, particularly those resulting from objections by the Customers or credit notes of the Premium Client.

7.              Covenants

7.1                       The contracting parties have entered into this Contract on the basis of the documents provided by the Premium Client and the key financial figures contained therein.  It is agreed that in the event that the key figures should deteriorate, CF will be entitled to amend the contractual terms and conditions in compliance with the Covenant Agreement (Page 3 of the Contract).  Should the key figures develop positively, CF will examine the possibility to adjust the terms and conditions in favour of the Premium Client.  The details are governed by the Covenant Agreement (Page 3 of this Contract).

8.              Reimbursement of expenses, minimum fee

8.1                       Insofar as a debit balance in the Premium Client’s settlement account occurs, e.g. as a result of credit notes or the receivable being disputed by the Customer after the purchase price has been paid, overdraft interest will be charged to the Premium Client as from the following banking day by way of a surcharge of 3.5% on the interest rate separately agreed on Page 2 of this PLAF Contract after the Premium Client has been notified by CF.

8.2                       The costs of special audits shall be borne by the Premium Client.

8.3                       The Premium Client shall bear all expenses incurred in connection with the proper creation, administration, release or realisation of security (in particular notary’s fees, depositing charges and the costs of safeguarding collateral).

8.4                       In order to calculate the payment obligations in respect of the minimum fee set out on Page 2, No. III r), all ongoing fees that have been paid in that contractual year in accordance with Page 2, No. III p) will be added at the end of the contractual year set out in Clause 27.1.  In the event that the total amount of ongoing fees set out on Page 2, No. III p) that have already been paid falls short of the amount of the minimum fee, the Premium Client shall pay to CF the difference between the amount of the minimum fee and the ongoing fees actually paid.

9.              Warranty

9.1                       The Premium Client warrants the legal existence of the purchased receivable, in particular that the receivable, as shown in the invoice, exists, is due for payment, is free from objections and defences, is assignable and is not encumbered with any third-party rights, and that this will continue to apply until collection by CF.

Premium Large Accounts Financing: Contract                                                                                                       Page 12 of 25

9.2                       If claims under the warranty are enforced, the Premium Client shall place CF in the same position in which it would be if the Customer had paid the assigned receivable in full.

Any further rights under Sections 437 and 440 of the German Civil Code (Bürgerliches Gesetzbuch; BGB) shall remain unaffected.

9.3                       Should the Customer assert that it has no payment obligation towards CF in the event of disclosure under Clause 22.2, the latter will inform the Premium Client thereof by providing a special notification about objections or defences, by providing a notification of a special purchase price retention or by transferring the receivable to the special account.  Should a Customer pay short a particular receivable, CF may, in the relationship with the Premium Client, interpret this to the effect that the Customer disputes its payment obligation to the extent of the amount which remains unpaid.  Action in respect of disputed receivables or disputed parts of receivables may only be taken by Grace.

As long as the Customer disputes its payment obligation, CF may retain, as special purchase price retentions exceeding the general purchase price retention, any amounts which will fall due in future up to the amount of the purchase price already paid by CF in respect of the receivable.

The Premium Client may redeem such special purchase price retentions by providing suitable security, in particular bank guarantees.  The special purchase price retention shall be paid out as soon as it has been established that the asserted objections or defences are unfounded.

The Premium Client is obliged to settle the dispute about the goods within 60 days by providing relevant documents or, alternatively, to purchase back the receivables.

9.4                       If the Customer pays in a foreign currency and exchange rate differences occur as a result of the lapse of time between invoicing and payment, the Premium Client is obliged to compensate CF for these differences.

9.5                       CF is entitled, but not obliged, to claim interest after the due date or default interest from the Customer.  CF shall assign such claims against the Customer to the Premium Client if the latter so requests.  If CF collects such claims prior to reassignment to the Premium Client, CF will set off such claims against claims held by CF against the Premium Client.  Such claims will be asserted directly towards the Customer only in the event of disclosure of the purchase of receivables under Clause 22.2.

10.       Risk of a Customer’s insolvency (“delcredere case”)

10.1                 The Premium Client assumes the risk that the Customer will not be able to pay the purchased receivable.

10.2                 The Customer’s insolvency will be presumed if the Customer fails to pay the invoice within 60 days of the due date.

Premium Large Accounts Financing: Contract                                                                                                       Page 13 of 25

10.3                 If insolvency (as defined in Clause 10.2) has occurred with respect to a receivable, CF will reassign the receivable to the Premium Client.  The Premium Client is obliged to pay the purchase price back to the factor.  The Premium Client is entitled to claim back receivables from CF even before that point in time in individual cases.  It will reimburse CF immediately (unmittelbar) for the purchase price.  The parties agree that the reassignment of the receivable will be effective upon the reimbursement of the purchase price.

10.4                 If the Customer uses a cheque to pay a bill of exchange issued by the Premium Client which the Customer has accepted, the delcredere risk will lapse when the cheque is cashed.  CF will thus not assume the risk of the Customer’s insolvency for the Premium Client’s right of recourse against the Customer arising from the bill of exchange.  It will not take the bill of exchange into its possession.

11.       Limit

11.1                 Decisions on limits will be made by CF and will apply upon the notification of the decision to the Premium Client.

11.2                 CF is at any time entitled to amend or cancel limits at its discretion after a due assessment of the circumstances (nach pflichtgemäßem Ermessen).

An amendment to limits will apply only to future receivables, but not to receivables for which the Premium Client has rendered, prior to receipt of notification of the amendment, the consideration by making deliveries to the Customer which it cannot recall.

Limit decisions and their amendments will be communicated by CF to the Premium Client without delay and/or retrieved by the Premium Client.  The Premium Client will include these in the list of availability which it will send to CF.

11.3                 When calculating the extent to which a limit has been used, all receivables from a Customer which have been purchased and are still unpaid will be added.  Receivables for which payment is by bills of exchange which have been sent for discounting will be included in the calculation until and to the extent the bills of exchange have been paid.

12.       CF’s duty of notification, monthly accounts, approval by silence

12.1                 CF will send the Premium Client an overview of all account positions relating to the collaboration within 10 days of the end of each month (monthly accounts).

12.2                 Any objections for reasons of inaccuracy or incompleteness of a monthly account must be notified by the Premium Client no later than within one month of its receipt; if the Premium Client raises its objections in writing, dispatch within the one-month period will be sufficient.  Failure to notify objections within the time allowed will be deemed as approval and therefore equal to the conclusion of an agreement that the statements of account provided accurately reflect the mutual claims and legal relationships and are to be used as the basis for the continuation of the collaboration.  CF will make particular reference to this consequence when issuing the monthly accounts.

Premium Large Accounts Financing: Contract                                                                                                       Page 14 of 25

12.3                 The Premium Client may also require a correction of the monthly accounts after the end of the time limit; in such a case, it must, however, prove that and to what extent the monthly accounts were incorrect.

12.4                 Silence in respect of the monthly accounts as defined above will at the same time be deemed to be the final recognition of the interest, fees and other charges calculated for this month; particular reference will also be made to this fact when the monthly accounts are issued.

12.5                 CF may reverse incorrect entries by making the corresponding adjusting entries by the time of the next monthly accounts.  Should CF discover an incorrect entry only after the monthly accounts have been issued and after the end of the period set out in Clause 12.2, it will notify the Premium Client separately about the adjusting entry to be made.

Should the Premium Client raise justified objections to the adjusting entry, CF will reverse the adjusting entry and will separately lodge the claim resulting therefrom.

12.6                 Should CF fail to settle a justified claim of the Premium Client based on an inaccurate entry without delay after becoming aware of such incorrect entry and after reviewing the entry without delay, CF is obliged to pay interest at a rate of 3.5% from the banking day following the date on which it becomes aware of the inaccurate entry and reviews such entry without delay.

13.       Accounts receivable bookkeeping

13.1                 CF will not be in charge of accounts receivable bookkeeping itself; the bookkeeping of the accounts receivable, including the purchased receivables, will be undertaken by the Premium Client as a trustee for CF and with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmannes).  Information which the Premium Client must supply to CF as part of automated data interchange is listed in the “Process Description for PLAF Clients” (Schedule 3).  The Premium Client will also be responsible for the reminder procedures relating to the receivables from Customers.  The Premium Client is aware that, in doing so, it accepts an increased fiduciary and protective duty towards CF, which means that the Premium Client  must execute the bookkeeping and reminder procedures in such a way that CF is under no circumstances in a worse position than it would be in if the named duties were performed by CF itself.  This is a material contractual duty.

13.2                 If agreed with the Premium Client, the collaboration will be based on electronic data interchange.  In this case, the Premium Client undertakes to provide the corresponding data and to operate the defined interfaces.

Premium Large Accounts Financing: Contract                                                                                                       Page 15 of 25

14.       Reminder procedure, cash collection

14.1                 The Premium Client will execute the reminder procedures for the receivables from Customers on behalf of CF.  The Premium Client undertakes to maintain the timing of reminders as described on Page 2 of this PLAF Contract.

14.2                 If no payment is received by the Premium Client after performance of the reminder procedure, it must return to CF the purchase price of the receivable after the expiry of the time period set out in Clause 10.2.

15.       Fiduciary relationship, Customer payments

15.1                 If payments for assigned receivables are received by the Premium Client or in the Premium Client’s accounts kept with other banks, the Premium Client will accept these payments as a trustee for CF and shall immediately forward them to CF along with all original documents (credit transfer counterfoils, post bank credit notes, settlement notices, etc.).

The Premium Client hereby assigns its claims against its relevant bank arising from such credit balances to the extent paid by the Customer and irrevocably authorises CF to instruct the bank to transfer such claims to CF.

15.2                 If the Premium Client receives such payments in another form (in particular in the form of bills of exchange, cheques or postal cheques), CF and the Premium Client hereby agree that title to such documents is transferred to CF as soon as they are acquired by the Premium Client.  The Premium Client further assigns to CF in advance all of the rights arising from the documents.  The transfer of cheques and bills of exchange which become the direct property of the Premium Client is substituted by the fact that CF and the Premium Client hereby conclude a safe-keeping agreement and the Premium Client, in the event that it does not acquire direct possession, assigns to CF its right to recover possession from third parties.

The Premium Client will endorse the documents — to the necessary extent — and will transfer them to CF without delay.  Until the documents are transferred to CF, the Premium Client must take all measures necessary to preserve the rights arising from them.  The Premium Client authorises CF to sign bills of exchange in its name as the drawer and to endorse bills of exchange and cheques in its name.

15.3                 As long as the collaboration is performed in the settlement of balances procedure (see description, Schedule 3), CF waives the transfer of the payments and documents mentioned in Clauses 15.1 and 15.2.

15.4                 If CF credits the value of cheques, debit notes and bills of exchange before they are settled, this will be subject to encashment.  If such amounts have to be debited back, CF may request the Premium Client to place CF in the position in which it would be if the receivable which is the subject of the debit had not been paid at all.  CF is authorised to make an adjusting booking irrespective of whether monthly accounts have in the meantime been issued.

Premium Large Accounts Financing: Contract                                                                                                       Page 16 of 25

16.       Security

16.1                 As the delcredere risk (Debitorenrisiko) associated with the receivables will remain with the Premium Client, the Premium Client is willing to provide security to CF for the receivables only in respect of the requirements set out in Clauses 18 and 22 in accordance with the provisions set out below.  With the assignment of the receivable, the Premium Client assigns to CF all claims it acquires under its agreement with the Customer, in particular rights to the restitution of goods and services in the event of reversal of the agreement.

16.2                 The Premium Client and CF hereby agree that the property title to which is reserved and the equitable lien with which the Premium Client has secured an assigned receivable will become the property or joint property of CF upon the assignment of the receivable to which the security relates — at the latest at the time at which the Premium Client acquires the ownership or joint ownership.

16.3                 The Premium Client and CF also agree that all existing and future expectant rights which the Premium Client acquires to objects contained in the invoices underlying the assigned receivables will immediately pass to CF.

16.4                 The Premium Client assigns forthwith to CF its future rights to recover possession from the Customer or another third party which is in direct possession of the property title to which is reserved or of the equitable lien.  To the extent such objects are in the direct possession of the Premium Client, the Premium Client will keep them as a trustee for CF free of charge and separately from other goods.

16.5                 If the assigned receivable originates from a sale to a destination according to the buyer’s instruction, the Premium Client hereby assigns to CF its claims towards the carrier and its right of stoppage in transit.

16.6                 The Premium Client hereby assigns to CF all its potential insurance claims in respect of the assigned receivables and goods to which title has passed.  To the extent the assignment is contingent upon specific preconditions, the Premium Client undertakes to execute the assignment in the manner required.

16.7                 To the extent ancillary rights are not transferred by operation of law, the Premium Client will transfer along with the receivable all rights which serve to secure and enforce the sold receivable.

17.       Accessory obligations

17.1                 If facts become known which give rise to doubts as to whether the Customer will properly perform an agreement underlying a receivable that has been assigned to CF, the Premium Client must repossess the goods if so directed by CF; the costs of repossession of goods for which receivables have been purchased will be borne by CF; costs relating to other goods will be borne by the Premium Client.

Premium Large Accounts Financing: Contract                                                                                                       Page 17 of 25

17.2                 Goods which are once again in the possession of the Premium Client shall be kept by the Premium Client as a trustee for CF free of charge and separately from other goods, regardless of the reason for the repossession.  The Premium Client shall inform CF of the repossession and obtain instructions from CF without delay.  To the extent these goods are not already owned by CF, the Premium Client and CF agree that CF will become the owner as soon as the Premium Client  reacquires the goods.  The goods shall be marked as the property of CF.  Clause 17.2 does not apply to returned goods the receivables for which have not been assigned to CF.

17.3                 The Premium Client is obliged to support CF using its best efforts and free of charge in the enforcement and realisation of all security provided to it.  CF may instruct the Premium Client to realise security itself in the best possible manner.  In this case, the Premium Client will act as a trustee for CF and shall account comprehensively for the realisation and pass everything it receives thereby to CF without delay.

18.       Realisation of security

18.1                 CF will realise security provided to it only if the Premium Client is late in making payments to CF of material amounts and a grace period of at least 2 weeks granted to the Premium Client by CF for the payment of the receivable, linked with a warning of realisation of security in the event of non-performance, has elapsed without a result.  In addition, security for the receivables from the Customers will be released only after disclosure of the procedure within the meaning of Clause 22 of the PLAF Contract and after an unsuccessful attempt to collect the relevant receivables.

18.2                 In the event of realisation, CF may choose between various items of security.  In the realisation of security and when selecting the security to be realised, CF will take account of the legitimate interests of the Premium Client and a third-party security grantor which has created security for the Premium Client’s liabilities.

To realise the receivables assigned as security, CF will collect such receivables and set them off against the Premium Client’s liabilities towards CF.

18.3                 Should the Customer fail to pay an assigned receivable on its due date, CF may, on the conditions set out in Clause 18.1, take possession of the security for the receivable, or store it at the premises of a third party, also if the security is in the possession of the Premium Client.

18.4                 CF may also realise security by way of a sale in the open market at its discretion after a due assessment of the circumstances.  CF will use the net proceeds from the realisation, after deduction of all costs accruing from the realisation and of a reasonable reimbursement for its own expenses, to cover the secured receivables.  CF will surrender any unused surplus.

Premium Large Accounts Financing: Contract                                                                                                      Page 18 of 25

19.       Enhancement of security

19.1                 CF may request security to be provided for all claims (including contingent claims) arising from overdrafts of the settlement account or in any other way.

19.2                 CF may assert its claim for the provision or enhancement of security for as long as the realisable value of all security corresponds to the aggregate value of all claims arising from the business relationship (cover limit).

If the realisable value of all security not only temporarily exceeds the cover limit, CF shall, if so requested by the Premium Client, release security at its option up to the amount that is in excess of the cover limit; when selecting the security to be released, it will take into account the legitimate interests of the Premium Client and of a third-party security grantor that has provided security for the Premium Client’s liabilities.

19.3                 If CF initially refrained in whole or in part from demanding the provision or enhancement of security when claims against the Premium Client arose under Clause 19.1, it may subsequently require that security be provided.  However, the precondition for such action is the occurrence of knowledge of circumstances which justify an increased risk assessment relating to the claims against the Premium Client.  This may in particular be the case if:

a.               the economic situation of the Premium Client has deteriorated; or

b.              the existing security has decreased in value.

19.4                 CF will grant a reasonable period for the provision or enhancement of security.  If CF intends to make use of its right of termination with immediate effect if the Premium Client does not meet its obligation to provide or enhance security in due time, it shall notify the Premium Client in advance.

20.       Rights of lien

20.1                 The Premium Client and CF agree that CF will acquire a right of lien over the securities and objects the possession of which has been acquired, or will be acquired, by CF in the course of ordinary business transactions between the parties, such as cheques.

CF will also acquire a right of lien over the claims to which the Premium Client is or will be entitled against CF as a result of the business relationship (such as credit balances).

20.2                 The purpose of the right of lien is to secure all existing, future and contingent claims to which CF and all of its domestic and foreign branches are entitled towards the Premium Client as a result of the business relationship.

20.3                 If money or goods come into the power of disposition of CF with the proviso that they may only be used for a specific purpose, CF’s right of lien will not extend to such money or goods.

Premium Large Accounts Financing: Contract                                                                                                      Page 19 of 25

21.       Fiduciary relationship in the case of non-assignable receivables

21.1                 The Premium Client will hold any receivables whose assignment is not valid as a trustee for CF.  If the reason for the inability to assign the receivable lapses, the assignment will become effective, and CF will become the legal owner.

21.2                 In the case of assignments which are valid under Section 354a HGB, the Premium Client is obliged not to conclude legal transactions in respect of the legitimate receivable without CF’s consent, and particularly to refrain from agreements on a set-off, retention, release and deferment, also to the extent that these are effective in the relationship with the creditor.  The Premium Client will accept any incoming payments as a trustee for CF; Clause 21.1 above will apply.

21.3                 In addition, CF reserves the right to request the Premium Client to perform the reminder procedure directly vis-à-vis the Customer and with a frequency which is to be agreed with CF.  CF is entitled to do so only in the event of disclosure under Clause 22.2.

22.       Undisclosed assignment, information to Customers

22.1                 The sale and purchase of the receivables will be undisclosed.  The contractual relationship and the assignment of the receivables will only be disclosed to the debtors of the Premium Client in compliance with the provisions of this Clause 22.

22.2                 If the Premium Client (i) no longer meets the obligations to provide information on payments and lists of unpaid invoices and to undertake bookkeeping or if the amounts of the unpaid invoices materially deteriorate or the sustained deterioration of the economic situation is imminent and (ii) if the Premium Client is in default in payment in respect of receivables that are not only immaterial,

a.               CF will be entitled and the Premium Client will be obliged, after a warning has been issued and a 5-day grace period has been set, to inform the Customer about the contractual relationship and the assignment of the receivables and security interests.

b.              the Premium Client must include an unequivocal reference in its General Terms and Conditions used with its Customers (which must be agreed with CF) to the collaboration with CF in respect of the PLAF process and the related assignment of receivables, ancillary rights and transfer of the rights to the goods delivered.  This reference to the assignment of the invoiced receivables to CF shall also be included in the invoices in a clearly visible manner.

c.               CF will be entitled to require the Premium Client to surrender the original invoices for the purpose of forwarding them to the Customer.

23.       Obligation on form of contract

23.1                 The Premium Client has provided its General Terms and Conditions to CF for examination and has taken account of CF’s suggestions for additions and amendments.  The Premium Client may amend its General Terms and

Premium Large Accounts Financing: Contract                                                                                                      Page 20 of 25

                                      Conditions only after informing CF thereof and, if the amendment is material for CF, after CF has consented to the amendment.  By signing this Contract, CF agrees with the Premium Client’s General Terms and Conditions as applicable at that time.

23.2                 The Premium Client will inform CF as soon as it makes any individual agreement with the Customer which is in breach of the above obligations.

23.3                 The Premium Client will, without CF’s consent, refrain from making any agreements with its suppliers under which the assignment of receivables based on a purchase under the PLAF procedure is prohibited.

24.       Obligations to provide information, right of examination

24.1                 The Premium Client is obliged to inform CF without delay of all material circumstances of which it becomes aware and which relate to the receivables from the Customers and could affect CF’s interests.  The obligation to provide information extends in particular to the following:

a)              objections and defences, rights of set-off, avoidance and retention.  The Premium Client shall notify CF thereof through the fastest possible channel and shall issue a corresponding credit note without delay.

b)             any contesting of the receivable by the Customer, even if the Premium Client does not consider such dispute to be justified.  If the Customer comments in writing, the Premium Client shall provide CF with a copy through the fastest possible channel.

c)              all material information available to the Premium Client regarding the Customers’ creditworthiness, in particular information on any deterioration in the Customers’ creditworthiness.

d)             any measures to attach liens and other enforcement proceedings as well as all other enforcement of third-party rights in respect of receivables from Customers.

e)              to submit to CF, if so requested, all documents in support of the receivables offered for purchase, such as delivery notes, agreements, order confirmations, etc.

24.2                 The Premium Client is furthermore obliged to inform CF without delay of all material circumstances relating to its company and to pass on the following documents to CF:

a)              Existing authorisations to third parties to collect cash may not be granted without the consent of CF; authorisations already granted shall be revoked immediately;

b)             all booking arrears of over two weeks; booking arrears shall not be longer than this;

c)              any material deterioration in the Premium Client’s general financial and business positions; any material change under corporate law or in the legal representation of the Premium Client; all facts which cause another company to become an affiliated company within the meaning of Clause 3.2.d).

Premium Large Accounts Financing: Contract                                                                                                      Page 21 of 25

24.3                 If there is a legitimate interest, CF or any third party appointed by CF are at any time entitled to inspect the books, accounts and other documents and records of the Premium Client at the latter’s premises.  Any documents requested in that context shall be presented to CF in full.  In order to conduct this audit, CF shall have unrestricted access to the Premium Client’s business premises at any time during normal business hours after consultations with the Premium Client.  If there is any dubiety on the existence of a receivable with respect to its grounds or amount, CF is entitled to conduct a special audit on the Premium Client’s premises.  The Premium Client will bear the ensuing costs up to the maximum amount set out on Page 2, No. III q), to the extent it is responsible for the dubiety.

24.4                 The Premium Client releases CF and the companies affiliated with CF within the meaning of Clause 3.2.d) and, as far as information requests by CF are concerned, all commercial banks cooperating with it from banking secrecy and authorises CF to request from the commercial banks all information relating to the Premium Client.  In addition, CF may, with the Premium Client’s prior consent, request documents or information from the tax advisor, auditor or any other person in charge of bookkeeping or preparing the balance sheet for the Premium Client; these persons are then released from their duty of confidentiality in respect of information provided to CF.

24.5                 CF is entitled to forward any accounting data and information it has received or will receive from the Premium Client to affiliated companies of CF within the meaning of Clause 3.2.d).  These companies are Coface Holding AG, Coface Kreditversicherung AG, Coface Rating GmbH, Coface Debitorenmanagement GmbH, Coface S. A., Coface Nederland Services BV, Coface Danmark Services AS and Coface Sverige Services AB.  The data obtained in the context of the PLAF Contract will be used for internal examinations of the [Premium] Client’s and the Customers’ creditworthiness, the results of which may also be disclosed to clients of the Coface Group.

24.6                 The Premium Client will use its best efforts to support CF in any disputes, whether in court or out of court, relating to a receivable or security interest.  The Premium Client is in particular obliged to inform CF comprehensively about the matter in dispute and to provide all documents and other evidence relevant to the matter.

24.7                 In view of the agreed obligations to provide information and to give due consideration, the result of any legal action between the Premium Client and the Customer shall be deemed binding in the relationship between CF and the Premium Client even without third-party notice (Streitverkündung).

25.       Assignability of claims against CF

The Premium Client’s claims against CF may be assigned to third parties only with CF’s consent.  CF may withhold its consent for good cause; good cause shall be deemed to exist in particular if the intended assignment gives reason to presume that it is disadvantageous for the Premium Client’s suppliers.

Premium Large Accounts Financing: Contract                                                                                                      Page 22 of 25

26.       Unity of account, joint and several liability

26.1                 All of the Premium Client’s accounts kept with CF constitute a single account and may be offset against each other by CF to the legally permissible extent.  The Premium Client may perform set-offs against claims of CF only if the Premium Client’s claims are undisputed or have been recognised by declaratory judgment (rechtskräftig festgestellt).

CF may, in its relationship with the Premium Client, first set off any payments received from a Customer after the limit fixed for the Customer has been cancelled against purchased receivables from the same Customer, regardless of the purpose stated by the Customer for these payments.  However, this is subject to the condition that no extended retention of title has been agreed in favour of a supplier of goods in respect of the purchased receivable against which the payment is to be set off.

26.2                 The same shall apply to any claims of CF against the Premium Client under warranties set out in Clause 9 as well as to any credit notes issued by the Premium Client and any realisation proceeds.

26.3                 All of CF’s claims against the Premium Client shall be due immediately.

27.       Commencement and end of the Contract

27.1                 The commencement and end of this Contract are set out on Page 2 of this Contract.

27.2                 The Contract will be automatically extended unless any of the two contracting parties terminates the Contract by giving 2 months’ written notice with effect as of the end of a quarter.  If the Contract is terminated by the Premium Client within the term of the Contract defined on Page 2 No. I. m., the Premium Client  shall be required to pay the minimum fee agreed under Page 2 No. III. r. for the residual term of the Contract.  If the fees under Page 2 No. III. p. already paid at such time are lower than the minimum fee under Page 2 No. III. r., the Premium Client shall be required to pay the difference between the fees already paid and the minimum fee agreed under Page 2 No. III. r to CF.

27.3                 Upon the end of the Contract, all unaccepted purchase offers will lapse.  Any pending transactions will be settled in accordance with this PLAF Contract.

In the event of termination of the Contract, CF is entitled to require the Premium Client to reduce the exposure (utilisation of the maximum aggregate amount).

In this case, CF will demand from the [Premium] Client in writing to reduce the exposure within a specified period.  Should the Premium Client fail to reduce the exposure within such period, CF is entitled to require the provision or enhancement of security under Clause 19.  The underlying receivables will remain purchased and assigned to CF.

Premium Large Accounts Financing: Contract                                                                                                     Page 23 of 25

28.       Termination for good cause

28.1                 The PLAF Contract may be terminated in writing and with immediate effect for good cause.  Good cause shall be deemed to exist in particular if the other contracting party breaches a material contractual obligation on a continued basis or if its assets materially deteriorate such that the performance of its contractual duties is jeopardised.  Good cause shall also be deemed to exist if the Premium Client does not meet its payment obligations to suppliers, in particular if it does not honour cheques and bills of exchange that are due for payment.

28.2                 Should the Premium Client’s bookkeeping no longer comply with the contractual requirements, CF  will notify the Premium Client thereof and require it to rectify the situation within a specified period.  If the Premium Client fails to comply with this requirement within such period, CF shall have a right of extraordinary termination of this Contract.

28.3                 In the event of termination under Clause 28.1, Clause 27.3 shall apply mutatis mutandis.

29.       Other integral parts of this Contract

Schedules 1-3 to this Contract are integral parts of this Contract.

30.       Place of performance and place of jurisdiction

To the legally permissible extent, the place of performance and place of jurisdiction for all disputes arising from this Contract shall be Mainz.

31.       Applicable law

The application of German law to this Contract and to all disputes arising from the performance of this PLAF Contract is agreed.

32.       Severability

Should any of the provisions of this Contract or its Schedules be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions.  This shall apply in particular where the invalidity affects only individual receivables or parts thereof.  The invalid provision shall be replaced by a provision which is legally valid and comes as close as possible to the intended economic purpose of the invalid provision.  Should any transactions in rem (dingliche Geschäfte) (assignment of claims and expectancies, transfers of ownership) be ineffective, the contracting parties, to the legally permissible extent, shall be obliged to treat such transactions in the internal relationship as if they were effective.  In addition, they are obliged to conclude the transaction

Premium Large Accounts Financing: Contract                                                                                                      Page 24 of 25

in rem without delay, taking into the account any requirements left out of account before.

Coface Finanz GmbH Isaac-Fulda-Allee 5 55124 Mainz	GRACE GmbH & Co. KG In der Hollerhecke 1 67547 Worms

Mainz, [date]	Worms, [date]

Premium Large Accounts Financing: Contract                                                                                                       Page 25 of 25